Exhibit 10.23

August 7, 2000


William P. Stiritz
3 St. Andrews Drive
St. Louis, Missouri  63124

Dear Mr. Stiritz:

     Agribrands International, Inc. (the "Company") and Ralcorp Holdings, Inc. ("Ralcorp") propose to enter into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), a draft of which has been provided to you, pursuant to which the Company and Ralcorp will form a holding company (the "Holding Company") and the Company and Ralcorp will each merge with separate wholly owned subsidiaries of Holding Company so as to become subsidiaries of Holding Company (the "Reorganization").

     This letter sets forth certain agreements between you, the Company and Ralcorp with respect to your anticipated position on the Holding Company's Board of Directors and with respect to the "Change in Control" provisions contained in the 1998 Incentive Stock Plan pursuant to which Non-Qualified Stock Option
Agreements between you and the Company were entered into (the "Option Agreements"), and whereby you received options to purchase 1,500,000 shares of common stock of the Company (the "Company Options").

     In considering whether to recommend the proposed Reorganization, the respective Special Committees of the Company and Ralcorp have indicated their desire for you to agree to serve as the Executive Chairman of the Board of Directors of Holding Company. In addition, the respective Special Committees have requested your agreement that the proposed Reorganization does not constitute a Change in Control as defined in the Option Agreements, and in particular, that the vesting of all outstanding Company Options held by you immediately prior to the effectiveness of the Reorganization will not be accelerated as a result thereof, notwithstanding any provisions to the contrary in the Option Agreements.

     In order to induce the Special Committees and the Boards of Directors of the Company and Ralcorp to approve and recommend the Reorganization, you have indicated your willingness to enter into such agreements. Consequently, the Company Options will vest under the terms of the Option Agreements as if the Reorganization did not constitute a Change in Control, and will become options to purchase common stock of Holding Company pursuant to Section 7 of the Option Agreements.

     This letter is for the benefit of and is binding upon you and your legal representatives and successors, the Company and its successors and assigns, and Ralcorp and its successors and assigns. Please acknowledge your acceptance and agreement with the terms of this letter by signing and dating in the space below and returning one copy to the Company, after which time this letter shall constitute a binding agreement.

Agribrands International, Inc.                    Ralcorp Holdings, Inc.


By:___________________________                    By:___________________________
Name:  David R. Wenzel                            Name:  Joe R. Micheletto
Title: Chief Financial Officer                    Title: Chief Executive Officer




Accepted and agreed,


______________________________________
W.P. Stiritz            August 7, 2000










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